Exhibit 99.2

Bank of America, N.A.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

214 North Tryon Street

Charlotte, North Carolina 28255

July 24, 2014

AECOM Technology Corporation

555 South Flower Street, Suite 3700

Los Angeles, California 90071

Attention:              Stephen M. Kadenacy, Chief Financial Officer

Project Mountain

$6,262.5 Million Senior Secured Credit Facilities Amendment to Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the letter agreement dated as of July 11, 2014 (the “Commitment Letter”) by and among AECOM Technology Corporation, a Delaware corporation (the “Company” or “you”), Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS” and, together with Bank of America, the “Commitment Parties”, “we” or “us”), and the Summary of Terms and Conditions attached thereto regarding the $6,262.5 million senior secured credit facilities for the Company.  We hereby agree that the Commitment Letter shall be amended by replacing the phrase “the date which is ten business days after the date of this Commitment Letter” in Paragraph 1(d) of the Commitment Letter with the phrase “August 4, 2014”.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Stephen Mernick
	Name:	Stephen Mernick
	Title:	Managing Director

MERILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Peter W. Hofmann
	Name:	Peter W. Hofmann
	Title:	Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

AECOM TECHNOLOGY CORPORATION

By:	/s/ Stephen M. Kadenacy
	Name:	Stephen M. Kadenacy
	Title:	Chief Financial Officer

Signature Page

Amendment to Commitment Letter

AECOM Technology Corporation (2014)